Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated May 1, 2023, on the financial statements of Antelope Enterprise Holdings Ltd (“the Company”), which appears in this Annual Report on Form 20-F. We also hereby consent to the incorporation by reference in this Annual Report on Form 20-F of the Company as of and for the three year ended December 31, 2022 of our report dated May 1, 2023 included in its Annual Report on Form 20-F relating to the consolidated statements of financial position of the Company as of December 31, 2022 and 2021, and the related consolidated statements of comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2022.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China

May 1, 2023

PCAOB ID: 2769